EXHIBIT 23




                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3, Nos. 333-07415, 333-68935, 333-79995, 333-84819, 333-86805 and
333-92815) of BNP Residential Properties, Inc. of our reports (a) dated May 8, 2002, with respect to the statements of revenue and certain operating expenses of Barrington Place Property included in its Current Report on Form 8-K/A dated July 30, 2002 and (b) dated October 31, 2002, with respect to the statement of revenue and certain operating expenses of Brookford Place Property included in its Current Report on Form 8-K/A dated November 12, 2002, all filed with the Securities and Exchange Commission.



                                                  /s/  ERNST & YOUNG LLP

Raleigh, North Carolina
November 19, 2002


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